Exhibit 99.1

ABERCROMBIE & FITCH NAMES JOANNE C. CREVOISERAT

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

New Albany, Ohio, April 9, 2014: Abercrombie & Fitch Co. (NYSE: ANF) today announced that Joanne C. Crevoiserat has been named Executive Vice President and Chief Financial Officer of the company, a position she is expected to take up in May, 2014.

Since 2007, Ms. Crevoiserat has served in a number of senior management roles at Kohl’s Inc., most recently as Executive Vice President of Finance and prior to that, as Executive Vice President of Merchandise Planning and Allocation. Prior to Kohl’s, Ms. Crevoiserat held senior finance positions with Wal-Mart Stores and May Department Stores, including serving as CFO of the Filene’s, Foley’s, and Famous-Barr brands. Ms. Crevoiserat is a summa cum laude graduate of the University of Connecticut where she received a Bachelor of Science degree in Finance.

During a transitional period, Ms. Crevoiserat will assume the merchandise planning and inventory management responsibilities currently held by Leslee Herro, Executive Vice President of Merchandise Planning, Inventory Management and Brand Senses, who will retire from the company in September 2014. Beyond this transitional period, Ms. Crevoiserat will retain financial oversight of merchandise planning as part of her ongoing CFO responsibilities. As part of the new branded structure, Ms. Herro’s category planning responsibilities will transfer to the new brand leadership teams. Ms. Crevoiserat will report to Jonathan Ramsden, Chief Operating Officer.

Commenting on the appointment, Jonathan Ramsden said, “Joanne’s deep retail experience in both finance and planning roles are a perfect background for her to serve as A&F’s next CFO. We are thrilled to have Joanne join the team, and expect her to make a major contribution as we move forward with our long-range strategic plan.”

Also commenting on the announcement, Mike Jeffries, Chief Executive Officer of A&F said, “Joanne’s appointment marks another important step in A&F putting in place the right organization to execute against our long-term strategy, drive improvements in our business, and deliver significant value for shareholders.”

About Abercrombie & Fitch

Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids, Hollister Co., and Gilly Hicks brands. At the end of the 2013 fiscal year, the company operated 843 stores in the United States and 163 stores across Canada, Europe, Asia and Australia. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

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